UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2018

BIOLASE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36385	87-0442441
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Cromwell, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 949-361-1200

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2018, BIOLASE, Inc., a Delaware corporation (the “Company”), entered into a Business Financing Agreement (the “Business Financing Agreement”), by and among the Company, Western Alliance Bank, an Arizona corporation (“Western Alliance”), and two wholly owned subsidiaries of the Company: BL Acquisition Corp., a Delaware corporation (“BL I”), and BL Acquisition II Inc., a Delaware corporation (“BL II” and, together with the Company and BL I, the “Borrower”).

Pursuant to the terms and conditions of the Business Financing Agreement, Western Alliance has agreed to provide the Borrower a secured revolving line of credit (the “Revolver”) permitting the Borrower to borrow or receive letters of credit up to the lesser of $6.0 million (subject to a $6.0 million credit limit relating to domestic eligible accounts receivable (the “domestic credit limit”) and a $3.0 million credit limit relating to export-related eligible accounts receivable (the “EXIM credit limit”)) and the borrowing base, which is defined as the sum of the domestic borrowing base (up to 75.0% of the Borrower’s eligible domestic accounts receivable less such reserves as Western Alliance may deem proper and necessary) and the export-related borrowing base (up to 85.0% of the Borrower’s eligible export-related accounts receivable less such reserves as Western Alliance may deem proper and necessary). The Business Financing Agreement expires on March 6, 2020, and the Borrower’s obligations thereunder are secured by a security interest in all of the Borrower’s assets.

Amounts outstanding under the Business Financing Agreement bear interest at a per annum floating rate equal to the greater of 4.5% or the “Prime Rate” published in the Money Rates section of the Western Edition of The Wall Street Journal (or such other rate of interest publicly announced from time to time by Western Alliance as its “Prime Rate”), plus 1.5% with respect to advances made under the Revolver, plus an additional 5.0% during any period that an event of default has occurred and is continuing. The commitment fee under the Business Financing Agreement is 0.25% of the domestic credit limit and 1.75% of the EXIM credit limit and is payable on March 6, 2018 and each anniversary thereof. The Borrower is also obligated to pay certain other fees.

The Business Financing Agreement contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including a covenant prohibiting the Borrower, at all times that advances are outstanding under the Business Financing Agreement, from making more than $150,000 of capital expenditures in any fiscal year and a covenant requiring the Borrower, at all times that advances are outstanding under the Business Financing Agreement, to maintain its financial condition as follows: (a) exceed specified revenue targets on a trailing six-month basis, measured quarterly, and (b) maintain an adjusted quick ratio (defined as (i) the aggregate of unrestricted cash and cash equivalents maintained with Western Alliance plus net trade accounts receivable divided by (ii) total current liabilities minus the current portion of deferred revenue) of at least 1.00 to 1.00, tested as of the end of each month. If no advances are outstanding and the Borrower requests an advance, it will be a condition to such advance that the Borrower deliver to Western Alliance evidence satisfactory to Western Alliance that the Borrower was in compliance with these financial condition covenants as of the most recently ended measuring period applicable to such covenants. In addition, the Borrower agreed to provide certain information to Western Alliance, and the Borrower agreed to conduct all of its United States foreign currency exchange business through Western Alliance.

The occurrence of an event of default under the Business Financing Agreement could result in all of the Borrower’s obligations becoming immediately due and payable and the Revolver being terminated. Also, as noted above, during the existence of an event of default, the applicable interest rate is increased.

On March 6, 2018, each of the Company, BL I and BL II executed an Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement (collectively, the “Export-Import Borrower Agreements”) in favor of the Export-Import Bank of the United States (the “Export-Import Bank”) and Western Alliance in contemplation of the Export-Import Bank providing a guarantee of certain of Western Alliance’s obligations under the Business Financing Agreement. The Export-Import Borrower Agreements include representations, warranties, covenants, conditions and defaults customary for transactions of this type, including certain limitations on the Borrower’s uses of disbursements and letter of credit obligations under the Business Financing Agreement.

On March 6, 2018, in connection with the Business Financing Agreement, the Company issued to Western Alliance a warrant (the “Warrant”) to purchase a number of shares of Company common stock equal to $120,000 divided by the exercise price of $0.4656 (as adjusted), which was the closing price of Company common stock on the Nasdaq Capital Market on March 6, 2018. The Warrant is immediately exercisable and expires on March 6, 2028. In lieu of exercising the Warrant, Western Alliance may convert the Warrant into a number of shares of Company common stock equal to the aggregate fair market value of the shares of Company common stock issuable upon exercise of the Warrant minus the aggregate exercise price of such shares and then divided by the fair market value of one share of Company common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLASE, Inc.

Date: March 12, 2018	By:	/s/ Harold C. Flynn, Jr.
Name: Harold C. Flynn, Jr.
Title: President and CEO

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